American Bank Incorporated

                                  Press Release





Allentown, Pa, October 20, 2005 - American Bank, Inc. (NasdaqSC: AMBK) and its wholly owned subsidiary, American Bank, today announced the addition of Michael
D. Molewski and Donald J. Whiting, Jr. to its Board of Directors.

Mr. Molewski is the majority partner of Molewski Financial Partners, Bethlehem, PA, where he oversees the strategic planning and directs the Family Consulting Group services of the firm. Mr. Molewski is a graduate of King's College, Wilkes Barre, PA and completed graduate work in Taxation at the McGowan School of Business. Mr. Molewski is a Chartered Financial Consultant (ChFC) and Certified Financial Planner (CFP). He is a member of the Association for Advanced Life Underwriting (AALU), the National Association of Insurance and Financial Advisors (NAIFA), and the Estate Planning Council of the Lehigh Valley. Mr. Molewski has served on the board of the King's College, Northampton Community College Foundation and Lehigh Valley Hospital Major Gifts Committee. Mr. Molewski is a former board member of M Funds Investment Advisory Group, which is a mutual fund company based in Portland, OR.

Mr. Whiting is the President and CEO of Whiting Door Manufacturing Corp, Akron, New York, a manufacturer of doors for trailers, truck bodies and containers. Mr. Whiting is also the president of JRI Acquisition, LLC, which holds stock in a European door manufacturer. Mr. Whiting is a director of JR Industries, a European manufacturer of doors and other components for trucks and trailers. Mr. Whiting is a graduate of Lehigh University, Bethlehem, PA. Mr. Whiting has been a director of the Bank of Akron, from 1998 until present, where he serves as the Chairman of the Loan Committee and the Compensation Committee.


Contacts:      Mark W. Jaindl                        Mary Garza
               President & CEO                       Director of Marketing
               Phone: 610-973-8112                   Phone: (610) 973-8143